Exhibit 99.1

Heska Corporation:	Hayden IR:
Jon Aagaard	Brett Maas
Director, Investor Relations	Managing Partner
970.619.3033	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Third Quarter Results
Revenue $31.0 million
Diagnostic Consumables Sales up 19.3%

LOVELAND, CO, November 6, 2018 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its third quarter ended September 30, 2018. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines & Pharmaceuticals (“OVP”). The Company forecast provided during the May 15, 2018 Analyst Day in New York and updated during the Company's second quarter earnings call on August 7, 2018 is referred to in this release as "Outlook"(1).

As previously disclosed in a Form 8-K filed by Heska with the Securities and Exchange Commission on October 16, 2018, while strongly denying the claims, pending final Court approval, Heska executed an agreement to fully and forever discharge and settle claims in a class action complaint related to legacy marketing faxes and recorded a one-time preliminary litigation settlement charge (“TCPA Settlement”). In the third quarter, non-recurring charges from the TCPA Settlement, legal expenses related to it and other one-time costs were $7.1 million ($0.66 per diluted share).

Third Quarter 2018 Highlights with Third Quarter Prior Year and Outlook Comparisons:

•	Net revenue up 2.0% to $31.0 million (Outlook $31.0 million)
•CCA segment revenue up 6.3% to $27.2 million
Point of Care Laboratory Consumables revenue up 19.3%
Point of Care Imaging revenue up 24.3%
•OVP segment revenue down 20.9% to $3.8 million

•	Consolidated gross margin up 310 basis points ("bps") to 47.8% (Outlook 47%)
•CCA segment gross margin up 140 bps to 49.4%
•OVP segment gross margin down 950 bps to 36.2%

•	GAAP performance inclusive of non-recurring charges of $7.1 million:
•Operating income decrease of 195.2% to an operating loss of $3.6 million
•Operating margin down 2,410 bps to -11.6%
•Net income down 154.1% to a net loss of $1.7 million
•Diluted earnings per share down 157.5% to -$0.23

•	Non-GAAP (2) performance excluding non-recurring charges of $7.1 million:
•Operating income decrease of 8.5% to $3.5 million (Outlook $4.1 million)
•Operating margin down 130 bps to 11.2% (Outlook 11.8%)
•Net income up 9.7% to $3.4 million
•Diluted earnings per share increased 7.5% to $0.43

(1) In addition to other statements, all Outlook and updated Outlook statements are forward-looking; See "Forward-Looking Statements".
(2) See “Use of Non-GAAP Measure” for definition and see "RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE" for reconciliation.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The third quarter met our Outlook for revenues, exceeded our Outlook for gross margin, and delivered solid earnings per share before the non-recurring charges, allowing us room to accelerate research, development and headcount growth investments which counted against operating income in the period. We continue to focus on growing our highest quality revenue streams and are having success in key areas such as Point of Care Laboratory Consumables, which rose 19.3% (Outlook 15-20%) and Point of Care Imaging, which rose 24.3% (Outlook 10-12%). Emphasis on these higher quality revenues improved company-wide operating profitability while offsetting an expected 950 bps decrease to 36.2% in the OVP segment gross margins primarily from anticipated OVP product mix and plant utilization factors. Pet owners, veterinarians, pricing, utilization, and overall industry trends continue to display broad-based health.

For the full year, Heska continues to anticipate (i) OVP segment achieving our Outlook for approximately 22% gross margins, with higher margin product mix skewed to the fourth quarter, (ii) consolidated gross margin expansion from healthy sales growth and margins in key CCA segment business lines, and (iii) 15-20% in Point of Care Laboratory Consumables and 10-12% in Imaging sales growth.

Personnel, product development and research investments continue to ramp up in-step with our growth plans,” Mr. Wilson continued. “Geographic expansion announced in our Outlook continues largely on pace with my expectations. New leadership has been hired and teams are forming to compete in Australia and core Eurozone territories in the first half of 2019."

"On the product development front, assay development for our new Element i+ platform and accelerating preparation of our new Element R rotor chemistry platform are on track for release in the first half of 2019," added Mr. Wilson. "Along with our leading Element HT5 hematology platform, the Element R and Element i+ will form the core of our international product portfolio, which we think is superior to the competition in performance, price, ease-of-use, and form factor. To further these initiatives and several others, during the third quarter of 2018, Heska invested approximately $8 million in unconsolidated affiliates as part of our innovative strategy for product development and expansion. We expect to continue to track and win several more business development opportunities of various sizes and types, with a particular focus on adding more next-generation technologies, geographies, and product line extensions in the 2019 to 2020 period."

"Heska continues to ‘punch above its weight’ with its exceptional combination of technology, programs, people and influential customers,” added Mr. Wilson. “Today we are pleased to again demonstrate this success as we announce that Heska has partnered with Ethos Veterinary Health (“Ethos”), a leading independent veterinary health company, as the sole, long-term provider of key point-of-care diagnostic equipment and consumables throughout the Ethos growing network of specialty hospitals. Ethos is an amazing group of some of the largest and most highly respected specialty hospitals in the United States. The impeccably trained and credentialed Ethos team has a vision for providing a new level of service in reference laboratory, specialty diagnostic consulting, compounding, emergency care, and medical referral procedures for their wide network of referring veterinary hospitals throughout the country. To succeed in this mission, Ethos and their referring hospitals require point of care technology up to their expert standards, and that’s why they chose Heska.”

Timothy Smith, DVM, MBA, Chief Medical Officer of Ethos Veterinary Health added, “After considering several options, we chose Heska’s high-caliber point-of-care testing for its quality, ease of use, and pricing. It will allow us to standardize and integrate our systems across our hospitals. We are excited for what the future of this collaboration holds for our patients and clients.”

Mr. Wilson continued, “When combined with Heska’s PetVet Care Centers and Pathway Vet Alliance agreement wins, Heska’s selection by Ethos further validates Heska’s leadership capability in the growing corporate and specialty hospital markets. These wins have largely secured the corporately owned group hospital commitments to meet Heska’s market share goals from this class of customer for 2018. Entering the final quarter of the year, we are focused on installing and delighting these large, multi-year customers, as we continue to track additional opportunities with other groups in 2019."

"The global animal and pet healthcare industry continues to see favorable, broad-based trends that are increasingly driving meaningful investment and strategic activity,” concluded Mr. Wilson. “As a leading provider and innovator in the space, Heska’s customer base, product portfolio, product pipeline, expertise, and growth opportunities are Heska-specific strengths that point towards an important and rapidly scalable role for Heska in the race to serve animals and pets of all types and nationalities. As we enter the final quarter of 2018 and prepare for a very exciting 2019 and 2020, we are focused on making the necessary investments and working hard to secure an important role for Heska in the years ahead.”

Financial Results

Revenues
Third quarter 2018 revenue was $31.0 million, a 2.0% increase from $30.3 million in the third quarter of 2017. CCA segment revenue increased 6.3% to $27.2 million, up from $25.6 million in the third quarter of 2017, driven primarily by strong Point of Care Laboratory Consumables revenue increase of 19.3% and an increase in Imaging Instrument revenue of 24.3%, which were offset by lower Point of Care Laboratory Instrument capital lease revenue and lower revenue from lower margin infusion pump sales of approximately 24%. OVP segment revenue decreased 21% to $3.8 million in the third quarter of 2018, from $4.8 million in the third quarter of 2017. The decrease is due to lower production and shipments related to contract manufacturing agreements.

Cost of Revenues
Third quarter 2018 gross profit increased 9.2% to $14.8 million, compared to $13.6 million in the prior year. Third quarter 2018 gross margin was 47.8%, an increase of 310 bps from the 44.7% gross margin in the third quarter of 2017. This increase is primarily due to an increase in higher margin recurring Point of Care Laboratory Consumables under the Heska Reset program, contractual take-or-pay arrangements within our OVP segment, and decreases in lower margin sales-type capital lease revenue and infusion pump sales.

Income
Inclusive of non-recurring charges of $7.1 million related to the TCPA Settlement and other one-time costs, for the third quarter 2018, (i) total operating expenses in the third quarter of 2018 were $18.4 million (59.4% of sales), compared to $9.8 million (32.2% of sales), in the prior year, (ii) operating income decreased 195.2% to an operating loss of $3.6 million during the third quarter of 2018, compared to $3.8 million in the third quarter of 2017, and (iii) operating margin was -11.6% compared to 12.5% in the third quarter of 2017. The decrease in operating income and margin is primarily due to the $7.1 million non-recurring charges.

Adjusted for the non-recurring charges of $7.1 million, for the third quarter of 2018, (i) non-GAAP total operating expenses were $11.3 million (36.6% of sales), compared to $9.8 million (32.2% of sales) in the prior year, due to increased compensation associated with increased headcount, increased stock-based compensation expense, and increased research and development expenses, (ii) non-GAAP operating income, decreased 8.5% to $3.5 million, compared to $3.8 million in the third quarter of 2017, and (iii) non-GAAP operating margin was 11.2%, a decrease of 130 basis points from 12.5% in the third quarter of 2017.

Net loss attributable to Heska Corporation was $1.7 million, or a loss of $0.23 per diluted share, in the third quarter of 2018, compared to net income $3.1 million, or $0.40 per diluted share, in the third quarter of 2017. Net income, adjusted for non-recurring charges of $7.1 million, was $3.4 million, or $0.43 per diluted share, in the third quarter of 2018, compared to $3.1 million, or $0.40 per diluted share, in the third quarter of 2017.

Cash Flow
Cash flow from operations was $2.0 million for the third quarter of 2018 and $6.5 million for the first nine months of 2018, as compared to $1.4 million for the third quarter of 2017 and $6.3 million for the nine months ended 2017.

During the third quarter of 2018, the Company invested approximately $8 million in unconsolidated affiliates as part of its innovation strategy for product development.

Income Taxes
The Company’s effective income tax rate for the third quarter of 2018 was -52.9% compared to 18.5% for the third quarter of 2017. Excluding the $2.0 million tax effects of non-recurring charges, the Company's non-GAAP effective tax rate for the third quarter of 2018 was 3.6%, including approximately 24% of tax rate benefit from stock-based compensation activity.

Balance Sheet
At September 30, 2018, Heska had $9.2 million in cash and cash equivalents, compared to $9.7 million as of December 31, 2017. Working capital was $33.9 million at September 30, 2018 compared to $37.4 million at December 31, 2017.

Investor Conference Call
Management will conduct a conference call on November 6, 2018 at 9 a.m. MT (11 a.m. ET) to discuss the third quarter 2018 financial results. To participate, dial 1-866-548-4713 (domestic) or 1-323-794-2093 (international) and reference conference call access number 8134026. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 14, 2018. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 8134026. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 85% of revenue, and Other Vaccines, Pharmaceuticals and Products ("OVP") segment, which represents approximately 15% of revenue. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2017.

Use of Non-GAAP Financial Measure
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present third quarter operating income, net income and earnings per diluted share, and the effective tax rate of 3.6%, which are non-GAAP measures and should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Core companion animal health	$27,190	$25,578	$80,652	$75,453
Other vaccines, pharmaceuticals and products	3,765	4,758	12,729	17,847
Total revenue, net	30,955	30,336	93,381	93,300

Cost of revenue	16,161	16,783	52,215	51,609

Gross profit	14,794	13,553	41,166	41,691

Operating expenses:
Selling and marketing	6,215	5,815	18,299	17,908
Research and development	935	601	2,165	1,576
General and administrative	11,239	3,359	20,223	11,081
Total operating expenses	18,389	9,775	40,687	30,565
Operating (loss) income	(3,595)	3,778	479	11,126
Interest and other (income) expense, net	(50)	(6)	37	(186)
(Loss) income before income taxes	(3,545)	3,784	442	11,312
Income tax expense (benefit):
Current income tax expense	27	8	56	25
Deferred income tax (benefit) expense	(1,902)	693	(1,997)	762
Total income tax (benefit) expense	(1,875)	701	(1,941)	787

Net (loss) income	(1,670)	3,083	2,383	10,525
Net loss attributable to non-controlling interest	—	—	—	(498)
Net (loss) income attributable to Heska Corporation	$(1,670)	$3,083	$2,383	$11,023

Basic (loss) earnings per share attributable to Heska Corporation	$(0.23)	$0.43	$0.33	$1.58
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.23)	$0.40	$0.30	$1.45

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	7,289	7,139	7,194	6,985
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	7,289	7,668	7,820	7,580

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2018	2017*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$9,236	$9,659
Accounts receivable, net of allowance for doubtful accounts of $234 and $215, respectively	13,647	15,710
Due from – related parties	—	1
Inventories, net	27,639	32,596
Lease receivable, current, net of allowance for doubtful accounts of $36 and $0, respectively	2,777	2,069
Contract acquisition costs, current	840	30
Other current assets	3,904	3,066
Total current assets	58,043	63,131

Property and equipment, net	16,284	17,331
Goodwill and intangible assets, net	28,349	28,645
Deferred tax asset, net	13,851	11,877
Lease receivable, non-current	11,521	9,615
Investment in unconsolidated affiliates	8,089	—
Contract acquisition costs, non-current	1,623	3
Other non-current assets	6,360	5,185
Total assets	$144,120	$135,787

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,545	$9,489
Due to – related parties	280	1,828
Accrued liabilities	10,518	4,417
Current portion of deferred revenue	2,766	3,992
Line of credit and other short-term borrowings	6,019	6,000
Total current liabilities	24,128	25,726
Long-term liabilities	8,391	9,621
Total liabilities	32,519	35,347

Stockholders' equity	111,601	100,440
Total liabilities and stockholders' equity	$144,120	$135,787

* December 31, 2017 amounts are derived from the December 31, 2017 audited Consolidated Financial Statements, reclassified to conform to current year presentation.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE
(in thousands)
(unaudited)

	Three Months Ended September 30, 2018
	Operating expenses	Operating (loss) income	Income tax (benefit) expense	Net (loss) income	Basic net earnings (loss) per share (2)	Diluted net earnings (loss) per share (2)
	($ in thousands, except per share data)
Reported - GAAP	18,389	(3,595)	(1,875)	(1,670)	(0.23)	(0.23)
Litigation Provision and Other One-Time Costs (1)	7,051	7,051	2,000	5,051	0.69	0.66
Adjusted Non-GAAP	11,338	3,456	125	3,381	0.46	0.43

(1) To exclude the effect of one-time charges of $7.1 million in the three months ended September 30, 2018 due to the agreement in principle to settle the complaint filed against the Company for $6.75 million, approximately $0.3 million of legal costs incurred in relation to the settlement negotiation, and other one-time costs, and the tax effect of those one-time charges.

(2) Weighted average outstanding shares used to compute adjusted basic and diluted net earnings (loss) per share were 7,289 and 7,916, respectively.